UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 28, 2013

FIRST SOLAR, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-33156 (Commission File Number)	20-4623678 (I.R.S. Employer Identification No.)
350 West Washington Street
Suite 600
Tempe, Arizona 85281
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (602) 414-9300

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers
Item 9.01 Financial Statements and Exhibits
Signature
EX-99.1: Press Release of First Solar, Inc. dated August 28, 2013

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 28, 2013, First Solar, Inc. (“First Solar”) announced the appointment of Joseph Kishkill as Chief Commercial Officer, effective September 9, 2013, reporting to the Chief Executive Officer. Mr. Kishkill will have comprehensive leadership responsibility for Global Business Development, Sales and International Public Affairs, with a primary focus on sustainable growth in emerging markets. Reporting to Mr. Kishkill will be First Solar's regional business development and global public affairs teams.
Most recently, Mr. Kishkill, age 49, was President, Eastern Hemisphere Operations, for Exterran Energy Solutions, L.P. and Senior Vice President of Exterran Holdings, Inc. (NYSE:EXH), a global provider of natural gas, petroleum and water treatment production services. Prior to that, he led Exterran’s business in the Latin America region. Prior to joining Exterran’s predecessor company in 2002, Mr. Kishkill held positions of increasing responsibility with Enron Corporation from 1990 to 2001, advancing to Chief Executive Officer for South America. During his career, Mr. Kishkill has been based in Dubai, Brazil and Argentina and has provided management services for energy projects and pipelines throughout South America. Mr. Kishkill holds a Master in Business Administration degree from the Harvard Graduate School of Business Administration and holds a Bachelor of Science degree in Electrical Engineering from Brown University.
Mr. Kishkill will be entitled to an annual base salary of $400,000 (subject to periodic increases at First Solar’s discretion) and the opportunity to participate in First Solar’s annual bonus program, with a target bonus percentage of 70% of his annual base salary (prorated for days of service in his year of hire). Upon his hire, Mr. Kishkill will be granted restricted stock units having an aggregate fair market value on the date of grant equal to $450,000, which will vest commencing on the first anniversary of the grant date at an annual rate of 25% per year, subject to Mr. Kishkill’s continued employment. Mr. Kishkill will also be paid a sign-on bonus of $100,000, less applicable withholdings, which bonus shall be repaid in full if Mr. Kishkill resigns or is terminated for cause within 12 months of his start date. Mr. Kishkill will be reimbursed for certain relocation and temporary living expenses. Mr. Kishkill will also receive a grant of 125,000 performance units under First Solar’s Key Senior Talent Equity Performance Program (KSTEPP). Mr. Kishkill will be eligible to participate in First Solar’s standard employee benefit programs and will be entitled to benefits consistent with those provided to other senior executives of First Solar and any other benefits that First Solar may, in its sole discretion, elect to grant to him from time to time. All payments made to Mr. Kishkill pursuant to his employment agreement shall be subject to clawback by First Solar to the extent required by applicable law.
In the event of a termination of employment by First Solar without cause outside the change in control protection period (as described below), subject to delivery of a release of claims, Mr. Kishkill will receive cash severance equal to 12 months’ salary continuation, as well as medical coverage until the earlier of 12 months or such time as Mr. Kishkill is covered under a medical benefits plan of a subsequent employer. In addition, in the event Mr. Kishkill’s employment is terminated by First Solar without cause or due to his death or disability, in each case, outside the change in control protection period, then any equity award (or portion thereof) that would have vested or become exercisable by its terms within 12 months following the date of Mr. Kishkill’s termination of employment will become vested or exercisable as of the date of his termination of employment.
In the event of a termination of Mr. Kishkill’s employment by First Solar without cause within the two years following a change in control, such period, the “change in control protection period,” Mr. Kishkill will receive (i) a prorated target bonus, (ii) cash severance equal to two times the sum of (a) his annual salary and (b) the greater of his target bonus or his average bonus during the preceding three years, (iii) continued health benefits for 18 months, (iv) up to $20,000 in expenses for outplacement services, and (v) full vesting of all of his equity awards, other than his KSTEPP award, which is subject to its own change in control vesting terms, all subject to delivery of a release of claims.
Mr. Kishkill will be subject to certain restrictions on competition and solicitation during his employment with First Solar and for one year thereafter, as well as separate confidentiality and intellectual property obligations, each pursuant to agreements the terms of which are consistent in all material respects to those that First Solar has previously entered into with its executive officers.
Mr. Kishkill is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.
On August 28, 2013, First Solar issued a press release regarding Mr. Kishkill’s appointment, which is included as Exhibit 99.1 to this Form 8-K.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

99.1	Press Release of First Solar, Inc. dated August 28, 2013.

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST SOLAR, INC.
(Registrant)

Date: August 28, 2013	By:	/s/	Mary Beth Gustafsson
	Name:		Mary Beth Gustafsson
	Title:		Executive Vice President, General Counsel and Secretary